IntelGenx Initiates Arbitration Proceeding Against Tilray® Related to an Alleged Breach of
Worldwide Cannabis-Infused VersaFilm® Agreement

Saint Laurent, Quebec, December 8, 2021 - IntelGenx Corp. (TSX:IGX)(OTCQB:IGXT) (the "Company" or "IntelGenx") today announced that it has initiated an arbitration proceeding against Tilray, Inc. ("Tilray®") related to an alleged breach of the parties' 2018 license, development and supply agreement, as amended (the "Agreement"), with Tilray® for the co-development and commercialization of cannabis-infused VersaFilm® products.

The action follows a recent press release issued by Tilray® announcing its launch of medical cannabis oral strips in THC and CBD-rich varieties based on a competitive oral thin film technology to IntelGenx's VersaFilm® platform. IntelGenx believes this represents a material breach of the Agreement.

"We believe that this demonstrates a disregard of contractual obligations by Tilray. We remain committed to protecting our commercial rights and are prepared to take any necessary legal steps in that regard. Making our innovative and high-quality oral thin film products available to medical and recreational cannabis consumers remains a top priority for IntelGenx," said Dr. Horst G. Zerbe, CEO of IntelGenx.

About IntelGenx

IntelGenx is a leading drug delivery company focused on the development and manufacturing of pharmaceutical films.

IntelGenx's superior film technologies, including VersaFilm®, DisinteQ™, VetaFilm™ and transdermal VevaDerm™, allow for next generation pharmaceutical products that address unmet medical needs. IntelGenx's innovative product pipeline offers significant benefits to patients and physicians for many therapeutic conditions.

IntelGenx's highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx's state-of-the-art manufacturing facility offers full service by providing lab-scale to pilot- and commercial-scale production. For more information, visit www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' ability to protect its commercial rights while continuing make its oral thin film products available to medical cannabis consumers and IntelGenx's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities at www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Source:  IntelGenx Technologies Corp.

For IntelGenx:

Stephen Kilmer

Investor Relations

(647) 872-4849

stephen@kilmerlucas.com

Or

Andre Godin, CPA, CA

President and CFO

IntelGenx Corp.

(514) 331-7440 ext 203

andre@intelgenx.com